SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration  under Section
              12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 33-02105
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                          Newman Financial Corporation
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    (Exact name of registrant as specified in their organizational documents)

1801 California Street, Suite 3700, Denver, Colorado 80202-2637; (303) 293-8500
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  (Address,  including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Series 1986-A Bonds and Series 1986-B Bonds
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            (Title of each class of securities covered by this Form)

                                      None
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)       [  ]              Rule 12h-3(b)(1)(ii)      [  ]
  Rule 12g-4(a)(1)(ii)      [  ]              Rule 12h-3(b)(2)(i)       [  ]
  Rule 12g-4(a)(2)(i)       [  ]              Rule 12h-3(b)(2)(ii)      [  ]
  Rule 12g-4(a)(2)(ii)      [  ]              Rule 15d-6                [X ]
  Rule 12h-3(b)(1)(i)       [  ]

         Approximate number of holders of record as of the certification or notice date:
                                        0
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         Pursuant to the requirements of the Securities Exchange Act of 1934, as
amended,   Newman  Financial  Corporation,   as  registrant,   has  caused  this
certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  November 24, 1997

                                   /s/ David W. Curtiss
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                                   David W. Curtiss, Treasurer
                                   and Principal Financial Officer